Exhibit 99.1

IsoRay Announces Preliminary Third Quarter Fiscal 2018 Revenue of $1.57 Million, 23% Year-over-Year Increase

Fifth Consecutive Quarter of Year-over-Year Revenue Growth; Gross Margin Expansion to 39% in Q3 F2018

RICHLAND, Wash, April 18, 2018 (GLOBE NEWSWIRE) -- IsoRay, Inc. (NYSE American: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced preliminary unaudited revenue and gross profit results for the third quarter of fiscal 2018 ended March 31, 2018.

Preliminary revenue and gross profit for the third quarter of fiscal 2018 was as follows:

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Preliminary revenue for the three months ended March 31, 2018, was $1.57 million compared to $1.28 million for the same three-month period last year and $1.54 million in the second quarter of fiscal 2018. This represents increases of 23% year-over-year and 2% from the previous quarter.

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Preliminary gross profit for the three months ended March 31, 2018, was $0.61 million compared to $0.29 million in the prior year three-month period and $0.53 million in the second quarter of fiscal 2018. Gross profit margin was 39% in the current period, 23% in the third quarter of fiscal 2017 and 35% in the second quarter of fiscal 2018.

●	Prostate brachytherapy represented 83% of total revenue for the third quarter of fiscal 2018 compared to 88% in the third quarter of fiscal 2017.

Preliminary revenue and gross profit for the first nine-month period of fiscal 2018 ended March 31, 2018 was as follows:

●	Preliminary revenue for the nine months ended March 31, 2018, was $4.32 million, compared to $3.39 million for the first nine months of fiscal 2017, an increase of 27% year-over-year.

●	Preliminary gross profit was $1.41 million compared to $0.34 million in the prior year nine-month period ended March 31, 2017, a 315% increase.

●	Prostate brachytherapy represented 86% of total revenue for the first nine months of fiscal 2018 compared to 88% in the first nine months of fiscal 2017.

“The preliminary revenue increase of 23% for our fiscal third quarter is in line with the guidance we’ve projected all year and represents IsoRay’s fifth consecutive quarter of year-over-year revenue growth. The results also solidify our confidence in the annual guidance that revenue would increase by not less than 20% in fiscal 2018 and reach approximately $5.8 million for the full year ending June 30th,” said Tom LaVoy, Chairman and CEO of IsoRay. “The strong sales results were driven by the increasing traction of our maturing sales force in the prostate brachytherapy market and were leveraged across the process and manufacturing improvements we have been putting in place. These actions resulted in a 39% gross profit margin, a significant improvement from the 23% in the third quarter a year ago. We look forward to discussing full details of the third quarter on our earnings conference call in early May.”

Unaudited interim financial information will be released with the filing of IsoRay's Quarterly Report on Form 10-Q, which is planned to be filed with the U.S. Securities and Exchange Commission in early May.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter@IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: our preliminary financial results for the third quarter of fiscal 2018, the positive industry data fueling renewed interest in brachytherapy, strong patient results, whether interest in and use of our products will increase or continue, whether revenue will increase or will reach approximately $5.8 million in fiscal 2018, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as an audit of our financial results which may change our preliminary numbers, physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient quality of life results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases whether or not used in conjunction with other treatments, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards as audited by BSI, the success of our sales and marketing efforts, the procedures and regulatory requirements mandated by the FDA for 510(k) approval, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in the periods anticipated, the use of competitors' products, less favorable reimbursement rates, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518